Exhibit 99.1

295 Woodcliff Drive, Suite 202, Fairport, New York 14450

CONTACT:	Investors and Media: Felix Veksler
Vice President, Investor Relations
ir@monro.com

FOR IMMEDIATE RELEASE

MONRO, INC. DECLARES QUARTERLY CASH DIVIDEND

FAIRPORT, N.Y. – August 13, 2026 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive repair and tire services, today announced that its Board of Directors has declared a quarterly cash dividend of $.28 per share on the Company’s outstanding shares of common stock. The dividend is payable on September 8, 2026, to shareholders at the close of business on August 25, 2026.

About Monro, Inc.

Monro, Inc. (NASDAQ: MNRO) is one of the nation’s leading automotive service and tire providers, delivering best-in-class auto care to communities across the country, from oil changes, tires and parts installation, to the most complex vehicle repairs. With a focus on sustainable growth, the Company generated approximately $1.2 billion in sales in fiscal 2026. Monro brings customers the professionalism and high-quality service they expect from a national retailer, with the convenience and trust of a neighborhood garage. Monro’s highly trained teammates and certified technicians bring together hands-on experience and state-of-the-art technology to diagnose and address automotive needs every day to get customers back on the road safely. For more information, please visit corporate.monro.com.

Source: Monro, Inc.

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